Exhibit 10.1

SRS LABS, INC.

2005 CHANGE IN CONTROL PROTECTION PLAN

(also functioning as a Summary Plan Description)

Effective: April 27, 2005

SRS LABS, INC.

2005 CHANGE IN CONTROL PROTECTION PLAN

(also functioning as a Summary Plan Description)

Table of Contents

1.	BENEFITS PAYABLE UNDER THE PLAN
	(a)	Change in Control Severance Benefit
	(b)	Paid Leave in Lieu of Notice
	(c)	Definition of Change in Control
2.	PLAN ELIGIBILITY
3.	VESTING AND ELIGIBILITY RULES FOR BENEFITS
	(a)	Covered Terminations
	(b)	Definitions
	(c)	Agreements Precedent to Collecting Benefits; Recapture of Benefits
4.	ADDITIONAL BENEFITS
5.	TAXES, AND AUTHORIZATIONS FOR TAX LAW COMPLIANCE
6.	RELATION TO OTHER PLANS AND AGREEMENTS
7.	CLAIMS PROCEDURES
	(a)	Claims Normally Not Required
	(b)	Disputes
	(c)	Time for Filing Claims
	(d)	Procedures
8.	PLAN ADMINISTRATION
	(a)	Discretion
	(b)	Finality of Determinations
	(c)	Drafting Errors
	(d)	Scope
9.	COSTS, INDEMNIFICATION, AND REIMBURSEMENT FOR LITIGATION EXPENSES
10.	PLAN AMENDMENT AND TERMINATION; LIMITATION ON EMPLOYEE RIGHTS; CONDITIONS OF RECEIPT OF BENEFITS
	(a)	Sponsor May Amend or Terminate the Plan

i

	(b)	Application of Amendment or Termination of the Plan
	(c)	No Right to Continued Employment
11.	PLAN FUNDING
12.	GOVERNING LAW
13.	MISCELLANEOUS
14.	OTHER INFORMATION
	(a)	Type of Plan
	(b)	Addresses, etc.
	(c)	Agent for Service of Legal Process
	(d)	Funding
	(e)	Plan Amendment or Termination
	(f)	Statement of ERISA Rights
	(g)	Whom to Call for Additional Information

Exhibit A
Exhibit B

ii

SRS LABS, INC.

2005 CHANGE IN CONTROL PROTECTION PLAN

Plan Document and Summary Plan Description

SRS Labs, Inc. (the “Company”) recognizes that a corporate change in control may adversely affect certain employees.  To treat these employees in a fair and compassionate manner, the Company has adopted this 2005 Change in Control Protection Plan (the “Plan”).

This document is the Plan’s plan document, and also functions as its summary plan description.  This Plan will control in case of conflict with any other document.  Throughout this Plan, the term “Sponsor” is used when the Company is acting in its non-fiduciary capacity as Plan sponsor and settlor.  The term “Plan Administrator” is used when the Company is acting in the limited capacity of interpreting the Plan and determining eligibility for benefits (see Section 8 below for detailed information).

The Plan became effective on April 27, 2005 when the Company’s Board of Directors approved it.   Even if the Plan expires or is terminated, the Sponsor will thereafter honor any vested but unpaid benefits under the Plan (subject to Section 10 below).  References to Sponsor, the Company, and their affiliates also refer to any successor to their interests.

1.             Benefits Payable Under the Plan

(a)           Change in Control Severance Benefit

You will become entitled to severance benefits pursuant to this Plan if, while this Plan is in effect and while you are eligible under Section 2 for Plan participation, your employment terminates under the circumstances described in Section 3(a).  The severance benefits (“Change in Control Benefits”) to be paid to you after your termination date shall be determined pursuant to an agreement, substantially in the form attached as Exhibit A (the “Participation Agreement”), that you sign pursuant to Section 2 as a condition for becoming a Plan participant. The Sponsor will make all decisions relating to who is offered a Participation Agreement and the terms, conditions, and benefits promised under the Participation Agreement.

(b)           Paid Leave in Lieu of Notice

To the extent that the Federal Worker Adjustment and Retraining Notification Act applies to you, if you become entitled to Change in Control Benefits under the Plan, to the extent you have been given less than sixty (60) days’ advance written notice of the date your active services actually terminate, you will be given a Paid Leave in Lieu of Notice for the balance of that 60-day period, as follows:

(i)            During your Paid Leave in Lieu of Notice, you will be an inactive employee but you will be entitled to the same employee benefits and participation rights to which you would have been entitled under our company-wide employee benefit plans had your active employment continued, except long-term disability benefits and except that you will not accrue any paid leave, vacation days, or additional benefits under this Plan.

(ii)           If you resign or die during a paid leave, your paid leave will end and the Change in Control Benefits that you would have received during the balance of the paid leave will be paid to you (or, if you have died, to your estate) in a lump sum.  All other paid leave benefits will stop on the day you resigned or died, except for any group insurance coverage that by its terms continues until the end of the calendar month in which you terminate.

(iii)          This Paid Leave in Lieu of Notice runs concurrently with the Change in Control Benefits provided for in Section 1(a) hereof and is not in addition to Change in Control Benefits provided for in this Plan.

(c)           Definition of Change in Control

The term “Change in Control” shall mean the occurrence of any of the following events, subject to the Plan Administrator’s absolute discretion to interpret this definition in a manner that conforms with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and associated regulations:

(i)            The Company is merged, consolidated or reorganized into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is defined in subsection (iii) hereof) of the Company immediately prior to such transaction;

(ii)           The Company sells all or substantially all of its assets to any other corporation or other legal person, less than a majority of the combined voting power of the then-outstanding voting securities of which are held directly or indirectly in the aggregate by the holders of Voting Stock of the Corporation immediately prior to such sale;

(iii)          Any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing more than 50%  of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors of the Company (“Voting Stock”); or

(iv)          The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in, or in response to, Form 8 K or Schedule 14A (or any successor schedule, form or report or item therein) that a  Change in Control of the Company has occurred.

Notwithstanding the foregoing provisions of (a) subsections (iii) or (iv) hereof, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement solely because the Company, an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities of such entity (an “Affiliate”), any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of voting securities of the Corporation, whether in excess of 50% or otherwise, or because the Company reports that a Change in Control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (b) Subsection (iii) hereof, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement solely because a person who is a holder of five percent (5%) or more of the Voting Stock and who also is an officer and director of the Company on the date of this Agreement acquires more than 50% of the Voting Stock.

Notwithstanding the foregoing provisions of subsections (i) and (ii) hereof, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement solely because the Company engages in an internal reorganization, which may include a transfer of assets to one or more Affiliates, provided that such transaction has been approved by at least two-thirds of the Directors of the Company and as a result of such transaction or transactions, at least 80% of the combined voting power of the then-outstanding securities of the Company or its successor are held in the aggregate by the holders of Voting Stock immediately prior to such transactions.

2.             Plan Eligibility

You are eligible for this Plan only if the Sponsor has provided you with a Participation Agreement signed by a duly authorized officer of the Company confirming your eligibility for the Plan.  If you execute the Participation Agreement and return it to the Company within thirty (30) days after receiving it, you will be a “Participant”.  If your Participation Agreement expires for any reason before you become vested in the right to collect Change in Control Benefits, you will immediately cease to be a Participant.

3.             Vesting and Eligibility Rules for Benefits

(a)           Covered Terminations

If you are a Participant, incur a Covered Termination (as defined below), and execute any agreement that the Sponsor may in its discretion require pursuant to subsection

3(c) below, you will become vested in your right to receive the Change in Control Benefits set forth in your Participation Agreement.  If you terminate employment for any other reason, you will not be eligible for any benefits under this Plan.  For example, you will not be eligible for Change in Control Benefits under the Plan if the Plan Administrator determines, in its sole discretion, that your Employment (as defined below) has either (i) terminated before a Change in Control occurs, or (ii) terminated on or after a Change in Control by reason of —

(i)                                     your resignation without Good Reason (as defined below);

(ii)                                  your death; or

(iii)                               your discharge for Cause (as defined below), as determined by the Sponsor in its sole discretion.

(b)           Definitions

(i)            For purposes of this Plan, a “Covered Termination” shall mean that, at a time on or two (2) years after a Change in Control either (I) you have resigned from Employment for Good Reason (as defined below), or (II) your Employment is involuntarily terminated by the Company without Cause (as defined below).  A Covered Termination shall not include a transfer of your Employment to the parent of the Company, if any, or an affiliate of the parent, or an affiliate of the Company, or any successor to the Company’s obligations under this Plan, whether through a merger, acquisition of the Company or any related entity or their assets, or a contractual assumption of the Plan or its liabilities in anticipation of or after a Change in Control, in which case you shall continue to be a Participant under the Plan and any reference herein to “Company” shall refer to the entity that is your employer.

(ii)           For  purposes of this Plan, “Employment” shall mean your employment (I) with the Company, (II) the parent of the Company, if any, or an affiliate of the parent, or an affiliate of the Company, or (III) any successor to the Company’s obligations under this Plan, whether through a merger, an acquisition of the Company or any related entity, or a contractual assumption of the Plan or its liabilities.

(iii)          For purposes of this Plan, “Cause” shall mean (I) the continued failure by you to satisfactorily perform your duties with the Company or to comply with the policies of the Company or any affiliate (other than any such failure resulting from a condition or conditions establishing your Permanent Disability (as defined below)) after receiving written notice by the Board of Directors specifying such failure and provided that such “cause” shall have been found by a majority vote of the Board of Directors following notice to you specifying the “cause” and giving you an opportunity to be heard by the Board; (II) your engagement in fraud, misappropriation, or intentional conduct which is materially injurious, monetarily or otherwise, to the Company or its affiliates, or is a material breach of the Company’s code of ethics (III) your commission of an act of deliberate and material dishonesty; (IV) your failure to follow a lawful and material directive from your direct or indirect supervisor; (V) your commission of a crime or causing the Company to commit a crime; or (VI) your conviction, guilty plea or plea of nolo contendere either to any felony, or to any misdemeanor involving dishonesty or moral turpitude, in each case, after you have been given written notice of such and have failed to cure such within thirty (30) days following such notice.

(iv)          For purposes of this Plan, and unless otherwise stated in a Participant’s Participation Agreement, “Good Reason” shall mean (I) the demotion or any material reduction by the Company in your base salary below the amount in effect immediately prior to the change in control; (II) the requirement that you change your principal location of work to any location that is in excess of forty (40) miles from your location of work as of the effective time of the Change in Control; (III) the substantial curtailment of your rights, duties and responsibilities as an Employee as compared to those you were performing before the Change in Control, in each case under clauses (I), (II), or (III), after the Company has been given written notice of such and failed to cure such within thirty (30) days following such notice.  In addition, Good Reason shall mean the liquidation, dissolution, merger, consolidation or reorganization of the Company, or the transfer of all or substantially all of the Company’s assets, unless the successor (by liquidation, dissolution, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its assets have been transferred (directly or by operation of law) assumes the duties and obligations of the Company under this Plan.

(c)           Agreements Precedent to Collecting Benefits; Recapture of Benefits

As a condition precedent to your vesting in the right to collect any benefits pursuant to this Plan, the Sponsor may in its discretion require that you execute any one or more of the following agreements (in a form satisfactory to the Sponsor):

(i)            A general release of any and all past, present, or future claims (whether or not such claims relate to the Plan) that you may have against the Company, its subsidiaries and affiliates, and their officers, directors, employees and agents, and a covenant not to bring any action in respect of any claim so released.

(ii)           An agreement not to make disparaging comments (whether orally or in writing) regarding the Company or its subsidiaries and affiliates, its officers and employees, its products and services, or any other aspect of the Company’s business either during or following termination of your employment with the Company.

(iii)          An agreement that you will not, without the prior written consent of the Company, disclose to any entity or person any information which is treated as confidential by the Company (“Confidential Information”), and is not generally known or available to the public, provided, that you may make disclosures of such Confidential Information to the extent required by law or legal process.  The term “Confidential Information” shall include:

(A)          information regarding the business methods, business policies, procedures, techniques, business or strategic plans, trade secrets, pricing policies, or other processes of or developed by the Company;

(B)           any names and addresses of customers or clients, and any data on or relating to past, present or prospective customers or clients;

(C)           formulae, inventions, research or development projects or results, or other knowledge developed by the Company; and

(D)          any other confidential information relating to or dealing with the business operations or activities of the Company; made known to you or learned or acquired by you while in the employ of the Company, which is not generally known to others outside the Company, whether written or otherwise, regarding earnings, plans, strategies, prospective and executed contracts and other business arrangements.

(iv)          Your agreement, upon termination of your employment, to promptly return all property of the Company, to reimburse the Company for any personal telephone calls, credit card charges and other expenses, and your payment of all amounts due to the Company.

Notwithstanding any other provision of the Plan, you will not be treated as having satisfied the requirements of this Section 3(c) unless (I) you execute any one or more of the above agreements that the Sponsor may for any reason require, (II) you deliver such agreements to the person, and within the time period, prescribed in such agreement, and (III) you do not make a legally valid revocation of such agreement.  In the event the Sponsor determines that you have breached any of the conditions set forth in this Subsection 3(c) or any agreement referenced hereunder, the Company shall (in addition to any other remedies it may have) not be required to provide any of Change in Control Benefits pursuant to the Plan, and you shall be obligated to return to the Company, upon demand, an amount (plus simple interest) equal to all of the Change in Control Benefits that you have received under this Plan.

4.             Additional Benefits

(a)           If you become entitled to Change in Control Benefits under this Plan, you will also be eligible to receive Company-paid COBRA continuation coverage for yourself, your spouse, and your dependents for the period, if any, set forth in your Participation Agreement.  For COBRA purposes, however, the date on which you terminate employment will commence the period for which you are entitled to continuation coverage under COBRA (meaning that the Company’s payment of COBRA premiums may not extend the duration of your COBRA eligibility).  The regular COBRA procedures and rules will apply.

(b)           Upon the death of a Participant receiving Change in Control Benefits, the beneficiary(ies) of the Participant (whom he or she designated for purposes of group life insurance benefits) shall be entitled to receive such Change in Control Benefits on the same terms that would have applied if the Participant had survived to collect all benefits.

5.             Taxes, and Authorizations for Tax Law Compliance

Taxes will be withheld from your Change in Control Benefits to the extent the Plan Administrator determines that this is required by law.  You are solely responsible and liable for the satisfaction of all taxes and penalties, including any taxes arising under Section 409A of the Code  that may arise in connection with your Plan participation or your receipt of Change in Control Benefits.  Accordingly, neither the Sponsor, the Plan Administrator, nor any person associated with them has any obligation or authority to provide you with tax planning advice, or to take actions that minimize or eliminate any or all of the taxes or penalties which you incur or may incur pursuant to the Plan.  The Plan Administrator shall nevertheless have the discretion to unilaterally modify your rights under this Plan (including your rights under any Participation Agreement) in a manner that —

(a) voids or modifies any terms of the Plan or your Participation Agreement to the extent it would violate Section 409A of the Code, and

(c) for any payment that would otherwise violate Section 409A of the Code, to provide Change in Control Benefits only in connection with a distribution event that is allowable under Section 409A of the Code.  For example, the Plan Administrator may delay paying your Change in Control Benefits for up to six months and one day if the Plan Administrator reasonably determines that an earlier payment will violate Section 409A(a)(2)(B)(i) of the Code.

The Plan Administrator has the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of determining your rights under the Plan and your Participation Agreement.

6.             Relation to Other Plans and Agreements

By signing your Participation Agreement, you recognize and agree that any prior severance or similar plan of the Company that might apply to you is hereby revoked and ineffective as to you; provided that, unless specifically provided in your Participation Agreement, neither this Plan nor your Participation Agreement will affect any outstanding employment, stock award, or other written agreement between you and the Company.  No Change in Control Benefits that you receive will be taken into account for purposes of determining benefits under other benefit plans, retirement or pension plans, 401(k) plans, or similar retirement arrangements.  All such retirement-related plans or similar arrangements, to the extent inconsistent with this Plan, are hereby so amended.  No benefits that would constitute “excess parachute payments” within the meaning of Section 280G of the Code, or cause any other amounts (whether or not payable pursuant to the Plan) to be excess parachute payments, will be payable under this Plan.

7.             Claims Procedures

(a)           Claims Normally Not Required

Normally, you do not need to present a formal claim to receive the Change in Control Benefits payable under this Plan.

(b)           Disputes

If any person (claimant) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the claimant’s legal rights are being violated with respect to the Plan, the claimant must file a formal claim with the Plan Administrator within the time period set forth in Section 7(c).  The Plan Administrator will handle all such claims in accordance with the procedures set forth in Section 7(d).  This requirement applies to all claims that any claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the claimant.  See Section 14(f) for information about your rights in the event the Administrator denies your claim.

(c)           Time for Filing Claims

A formal claim must be filed within ninety (90) days after the date the claimant first knew or should have known of the facts on which the claim is based (or, if earlier, the date that is 120 days after your employment terminates for any reason), unless the Sponsor in writing consents otherwise.  The Plan Administrator will provide a claimant, on request, with a copy of the claims procedures established under subsection 7(d). If a claimant files an untimely claim, no benefits of any kind shall be payable under the Plan.

(d)           Procedures

The Plan Administrator will adopt procedures for considering claims, which it may amend from time to time, as it sees fit.  If the Plan Administrator does not offer a Participant the payment of Plan benefits within 10 days after the Participant terminates employment, the Participant must file a claim for benefits on a form prescribed by the Plan Administrator and within the time frame set forth in subsection (c) above.  If the claimant’s claim for a benefit is wholly or partially denied, the Plan Administrator will furnish the claimant with a written notice of the denial.  This written notice must be provided to the claimant within a reasonable period of time (generally within ninety (90) days, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed one hundred and eighty (180) days) after the receipt of the claimant’s claim by the Plan Administrator.  (If such an extension of time is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 90-day period, and will indicate the special circumstances requiring the extension.)  Written notice of denial of the claimant’s claim must contain the following information:

(i)            the specific reason or reasons for the denial;

(ii)           a specific reference to those provisions of the Plan on which such denial is based;

(iii)          a description of any additional information or material necessary to perfect the claimant’s claim, and an explanation of why such material or information is necessary; and

(iv)          a copy of the appeals procedures under the Plan and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse determination of the claimant’s claim.

If the claimant’s claim has been denied, and the claimant wishes to submit his or her request for a review of his or her claim, the claimant must follow the following Claims Review Procedure:

1.                                       Upon the denial of his or her claim for benefits, the claimant may file his or her request for review of his or her claim, in writing, with the Plan Administrator or claims processor;

2.                                       The claimant must file the claim for review not later than sixty (60) days after he or she has received written notification of the denial of his or her claim for benefits.

3.                                       The claimant has the right to review and obtain copies of all relevant documents relating to the denial of his or her claim and to submit any issues and comments, in writing, to the Plan Administrator;

4.                                       If the claimant’s claim is denied, the Plan Administrator must provide the claimant with written notice of this denial within sixty (60) days after the Plan Administrator’s receipt of the claimant’s written claim for review.  There may be times when this 60-day period may be extended.  This extension may only be made, however, where there are special circumstances which are communicated to the claimant in writing within the 60-day period.  If there is an extension, a decision will be made as soon as possible, but not later than one hundred and twenty (120) days after receipt by the Plan Administrator of the claimant’s claim for review; and

5.                                       The Plan Administrator’s decision regarding the claimant’s claim for review will be communicated to the claimant in writing, and if the claimant’s claim for review is denied in whole or part, the decision will include:

(A)                              the specific reason or reasons for the denial;

(B)                                specific references to the pertinent provisions of the Plan on which the decision was based;

(C)                                a statement that the claimant may receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(D)                               a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

8.             Plan Administration

(a)           Discretion

The Plan Administrator is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits.  The Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole and absolute discretion, and to make any findings of fact needed in the administration of the Plan.  The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

(b)           Finality of Determinations

Unless arbitrary and capricious, all actions taken and all determinations by the Plan Administrator or by Plan fiduciaries will be final and binding on all persons claiming any interest in or under the Plan.  To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under the Plan, the Plan Administrator’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

(c)           Drafting Errors

If, due to errors in drafting, any provision of the Plan or any Participation Agreement does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent (by the Sponsor or the Plan Administrator, as the case may be), or as determined by the Plan Administrator in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Plan Administrator (but with regard to the intent of the Sponsor as settlor).

(d)           Scope

This Section may not be invoked by any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator or other Plan fiduciaries.

9.             Costs, Indemnification, and Reimbursement for Litigation Expenses

(a)           All costs of administering the Plan and providing Plan benefits will be paid by the Company.

(b)           To the extent permitted by applicable law and in addition to any other indemnities or insurance provided by the Company, the Company shall indemnify and hold harmless its (and its affiliates’) current and former officers, directors, employees, and agents against all expenses, liabilities, and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of their administrative and fiduciary responsibilities with respect to the Plan.  Expenses and liabilities arising out of willful misconduct will not be covered under this indemnity.

(c)           In the event that, at any time on or after the date three (3) months before a Change in Control, a Participant substantially prevails over the Company or any successor to its interests in any dispute that arises between the Participant and the Company with respect to the terms or interpretation of the Plan, whether instituted by formal legal proceeding or otherwise (including any action that the Participant takes to enforce the terms of his or her Participation Agreement or to defend against any action taken by the Company), the Company shall reimburse the Participant for all costs and expenses, include reasonable attorney’s fees, arising from such dispute, proceedings, or actions.  Such reimbursement will however be subject to proof of such costs.

10.          Plan Amendment and Termination; Limitation on Employee Rights; Conditions of Receipt of Benefits

(a)           Sponsor May Amend or Terminate the Plan

The Sponsor, acting through its Board of Directors or its delegate, has the right in its sole and absolute discretion to amend the Plan, to extend its term, or to terminate the Plan, prospectively.

(b)           Application of Amendment or Termination of the Plan

Notwithstanding the foregoing, any amendment or termination of the Plan that occurs within the three-month period before a Change in Control, in connection with a Change in Control, or within two years after a Change in Control shall only apply to those Participants:

(i)            who consent individually and in writing to the amendment or termination; or

(ii)           whose vested Change in Control Benefit, or rights under the Plan to become entitled to the Change in Control Benefit set forth in his or her Participation Agreement are not adversely affected by such amendment or termination.

Any decision or interpretation that is made either after a Change in Control or pursuant to this subparagraph (b) shall be subject to judicial review under a de novo standard, and not under the arbitrary and capricious standard that is generally intended to apply (and shall apply) to all other Plan determinations and interpretations.

(c)           No Right to Continued Employment

This Plan shall not give any employee the right to be retained in the service of the Company, and shall not interfere with or restrict the right of the Company to discharge or retire the employee for any lawful reason.

11.          Plan Funding

The Company shall pay any Change in Control Benefits from its general assets.  Notwithstanding the foregoing, in the event of a Change in Control, the Company shall establish and fund an irrevocable grantor (a/k/a rabbi) trust from which all Change in Control Benefits shall be paid.  The agreement which shall be used to establish such trust is attached hereto as Exhibit B.

12.          Governing Law

This Plan is a welfare plan subject to ERISA, and it shall be interpreted, administered, and enforced in accordance with that law.  To the extent that state law is applicable, the statutes and common law of the State of Delaware (excluding its choice of laws principles) shall apply.

13.          Miscellaneous

Where the context so indicates, the singular will include the plural and vice versa.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.  Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

14.          Other Information

(a)           Type of Plan

This is a welfare plan.

(b)           Addresses, etc.

The Company’s address, telephone number, and employer identification number are as follows:

SRS Labs, Inc.

2909 Daimler Street

Santa Ana, California  92705

Attention: Chair, Compensation Committee of the Board of Directors

Telephone: 949.442.1070

EIN: 33-0714264

The Plan’s Plan Year is as follows:

Plan Year:              Calendar

(c)           Agent for Service of Legal Process

The Plan Administrator is the Plan’s agent for service of legal process.

(d)           Funding

The Plan is funded out of the Company’s general assets.

(e)           Plan Amendment or Termination

The Sponsor has reserved the right to amend and terminate the Plan as set forth in Section 10 herein.

(f)            Statement of ERISA Rights

As a participant in this Plan, you are entitled to certain rights and protections under a federal law called the Employee Retirement Income Security Act of 1974, as amended (as noted above, “ERISA”).  ERISA provides that you are entitled to examine all Plan documents, including the official Plan document and the Plan’s annual report, at the Plan Administrator’s office and other specified locations without charge.  Copies of these documents and other Plan information also may be obtained on written request to the Plan Administrator.  A reasonable charge may be requested for copies.

In addition to creating rights for Plan participants, ERISA imposes duties on the people who are responsible for the operation of this Plan.  The people who operate this Plan are called “fiduciaries.”  Plan fiduciaries have a duty to operate this Plan prudently and in the interest of you and other Plan participants.  No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining benefits or exercising your rights under ERISA.  If your claim for benefits is denied in whole or in part, you must receive a written explanation of the reason for this denial.  You have the right to have the Plan Administrator review and reconsider your claim, as described elsewhere in this Summary Plan Description.

Under ERISA, there are steps you may be able to take to enforce your rights.  For instance, if you request certain materials required to be furnished by the Plan and do not receive them within 30 days, or if you have any other claim with respect to the Plan, you must utilize the Plan’s claims procedure, including its arbitration procedures.  You also may file suit in federal court.  In such a case, the court may require you to pursue your claim through the Plan’s claims procedure or it may grant you the relief you are seeking, for example, by ordering that you be provided with materials you have requested and that you be paid up to $110 a day until you receive them, unless the materials were not sent because of reasons beyond the Plan Administrator’s control.

If you are discriminated against for asserting your rights, you should file a claim under the Plan’s claims procedure, or you may seek assistance from the U.S. Department of Labor or file suit in a federal court.  The court will decide whether you should have pursued your claim through the Plan’s claims procedure and who should pay the court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose any court case involving the Plan, the court may order you to pay these costs and fees.  It may do so, for example, if it finds that you should have used the Plan’s claims procedure or that your claim is frivolous.  If you have any questions about this statement or about your rights under ERISA, you should contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquires, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration or by visiting its website (http://www.dol.gov/ebsa/).

(g)           Whom to Call for Additional Information

If you have any questions, please contact the Plan Administrator.

Exhibit A/Version 1

(Persons with Employment/

Severance Agreements)

SRS LABS, INC.

2005 CHANGE IN CONTROL PROTECTION PLAN

Participation Agreement for Select Executive Officers

WHEREAS, SRS Labs, Inc. (the “Company”) sponsors and maintains the SRS Labs, Inc. 2005 Change in Control Protection Plan (the “Plan”), and has executed this agreement (the “Participation Agreement”) in order to offer                            (the “Officer”) the opportunity to participate in the Plan;

WHEREAS, the Officer has received a copy of the Plan (which also serves as its summary plan description); and

WHEREAS, the parties acknowledge that capitalized terms not defined in this Participation Agreement shall have the meaning assigned to them in the Plan; and

WHEREAS, the Officer understands that participation in the Plan requires that the Participant to agree irrevocably to the terms of the Plan and the terms set forth below; and

WHEREAS, the Employee has had the opportunity to carefully evaluate this opportunity, and desires to become a “Participant” in the Plan under the conditions set forth herein.

NOW, THEREFORE, the parties hereby AGREE as follows:

1.             If the Officer incurs a Covered Termination while the Plan is in effect, the Officer shall as soon as administratively practicable thereafter (subject to Section 5 of the Plan and to Section 2 of this Participation Agreement) receive the following benefits (the “Change in Control Benefits”):

(i)                                     A lump sum payment in cash equal to            times the Officer’s “base amount” as determined by the Administrator in accordance with Section 280G of the Internal Revenue Code of 1986, as amended.  The term “base amount” refers generally to an Officer’s average W-2 taxable income during the five years preceding the year in which a Change in Control occurs.

(ii)                                  The Company’s payment of all premiums payable for the Officer’s COBRA coverage for a period of eighteen (18) months following the Officer’s Covered Termination.

Each of the Participant’s benefits provided under this Section shall be subject to any reduction required in accordance with Section 6 of the Plan.

2.             Notwithstanding Section 1 of this Participation Agreement, the Officer shall not receive the Change in Control Benefit set forth in Section 1 above if the Officer is entitled to collect severance-related benefits (the “Contract Benefits”) pursuant to a separate employment agreement or severance agreement that the Officer has entered into with the Company or any of its affiliates, unless the Officer waives any and all Contract Benefits in writing within five business days after the Covered Termination.  If the Officer waives the Contract Benefits, the Officer shall become entitled to receive the Change in Control Benefits in accordance with the terms and conditions of the Plan and this Participation Agreement.

3.             In consideration of becoming eligible to receive the benefits provided under the terms and conditions of the Plan, the Officer hereby waives any and all rights, benefits, and privileges to which the Officer is or would otherwise be entitled to receive under any plan, program, or arrangement under which the Company or any of its affiliates provides severance benefits (excluding any retirement plan, stock option or other stock-based plan or agreement, or other plan that is not a “welfare plan” within the meaning of ERISA).  Subject to Section 2 of this Participation Agreement, the Officer’s collection of the Change in Control Benefit pursuant to this Participation Agreement shall be absolutely contingent on the Officer’s agreement in the Release (i) to waive any and all rights under any employment agreement or severance agreement that the Officer has entered into with the Company or any of its affiliates, and (ii) that all such agreements shall be terminated and become null and void upon the Officer’s collection of the Change in Control Benefit.

4.             The Officer understands that the waiver set forth in Section 3 above is irrevocable for so long as this Participation Agreement is in effect, and that this Participation Agreement and the Plan set forth the entire agreement between the parties with respect to any subject matter covered herein.

5.             This Participation Agreement shall terminate, and the Officer’s status as a “Participant” in the Plan shall end, on the first to occur of (i) if before a Change in Control occurs, the Officer’s termination of employment with the Company and its affiliates, (ii) if after a Change in Control occurs, the Officer’s termination of employment for a reason other than a “Covered Termination” as defined in Section 3(b)(i) of the Plan, (iii) the date two years after a Change in Control, and (iv) if before a Change in Control occurs, the date twelve (12) months after the Company provides the Officer with written notice that this Participation Agreement is being terminated by the Company in its discretion as employer and Sponsor.

2

6.             The Officer recognizes and agrees that execution of this Participation Agreement results in enrollment and participation in the Plan, agrees to be bound by the terms and conditions of the Plan and this Participation Agreement, and understands that this Participation Agreement may not be amended or modified except pursuant to Section 10 of the Plan.  The Officer further agrees that to the extent there is any conflict or ambiguity between the Plan and the Participation Agreement, the Plan prevails.

ACCEPTED AND AGREED TO this                  day of                                , 20     .

The “Officer”:	The “Company”:

By
A Duly Authorized Officer

3

Exhibit A/Version 2

(Persons without severance

agreements)

SRS LABS, INC.

2005 CHANGE IN CONTROL PROTECTION PLAN

Participation Agreement for Select Employees

                WHEREAS, SRS Labs, Inc. (the “Company”) sponsors and maintains the SRS Labs, Inc. 2005 Change in Control Protection Plan (the “Plan”), and has executed this agreement (the “Participation Agreement”) in order to offer                              (the “Employee”) the opportunity to participate in the Plan;

                WHEREAS, the Employee has received a copy of the Plan (which also serves as its summary plan description); and

                WHEREAS, the parties acknowledge that capitalized terms not defined in this Participation Agreement shall have the meaning assigned to them in the Plan; and

                WHEREAS, the Employee understands that participation in the Plan requires that the Employee agree irrevocably to the terms of the Plan and the terms set forth below; and

                WHEREAS, the Employee has had the opportunity to carefully evaluate this opportunity, and desires to become a “Participant” in the Plan under the conditions set forth herein.

                NOW, THEREFORE, the parties hereby AGREE as follows:

                1.             If the Employee incurs a Covered Termination while the Plan is in effect, the Employee shall as soon as administratively practicable thereafter (but subject to Section 5 of the Plan) receive a lump sum payment in cash (the “Change in Control Benefit”) equal to           times the Employee’s “base amount” as determined by the Administrator in accordance with Section 280G of the Internal Revenue Code of 1986, as amended, subject to any reduction required in accordance with Section 6 of the Plan.  The term “base amount” refers generally to an Employee’s average W-2 taxable income during the five years preceding the year in which a Change in Control occurs.  In addition, the Company shall pay all premiums payable for the Employee’s COBRA coverage for a period of eighteen (18) months following the Employee’s Covered Termination.  All of the Employee’s benefits provided under this Section shall be subject to any reduction required in accordance with Section 6 of the Plan

                2.             In consideration of becoming eligible to receive the benefits provided under the terms and conditions of the Plan, the Employee hereby waives any and all rights,

benefits, and privileges to which the Employee is or would otherwise be entitled to receive under —

(a)                                  any employment agreement or severance agreement that the Employee has entered into with the Company or any of its affiliates; and

(b)                                 any plan, program, or arrangement under which the Company or any of its affiliates provides severance benefits (excluding any retirement plan, stock option or other stock-based plan or agreement, or other plan that is not a “welfare plan” within the meaning of ERISA).

                3.             The Employee understands that the waiver set forth in Section 2 above is irrevocable for so long as this Participation Agreement is in effect, and that this Participation Agreement and the Plan set forth the entire agreement between the parties with respect to any subject matter covered herein.

                4.             This Participation Agreement shall terminate, and the Employee’s status as a “Participant” in the Plan shall end, on the first to occur of (i) if before a Change in Control occurs, the Employee’s termination of employment with the Company and its affiliates, (ii) if after a Change in Control occurs, the Employee’s termination of employment for a reason other than a “Covered Termination” as defined in Section 3(b)(i) of the Plan, (iii) the date two years after a Change in Control, and (iv) if before a Change in Control occurs, the date twelve (12) months after the Company provides the Employee with written notice that this Participation Agreement is being terminated by the Company in its discretion as employer and Sponsor.

                5.             The Employee recognizes and agrees that execution of this Participation Agreement results in enrollment and participation in the Plan, agrees to be bound by the terms and conditions of the Plan and this Participation Agreement, and understands that this Participation Agreement may not be amended or modified except pursuant to Section 10 of the Plan.  The Employee further agrees that to the extent there is any conflict or ambiguity between the Plan and the Participation Agreement, the Plan prevails.

                ACCEPTED AND AGREED TO this                  day of                             , 20      .

The “Employee”:	The “Company”:

By
A Duly Authorized Officer

2

Exhibit B

SRS LABS, INC.

GRANTOR TRUST AGREEMENT

PREAMBLE.  This Grantor Trust Agreement (the “Trust Agreement”) made this             day of                      , 20         (the “Effective Date”), by and between SRS Labs, Inc. and any successor to its interest (the “Company”) as creator and grantor, and                                    as trustee (the “Trustee”).

WHEREAS, the Company has adopted the SRS Labs, Inc. 2005 Change in Control Protection Plan attached as Exhibit A (the “Plan”) under which the Company has current or potential liability to individuals (the “Beneficiaries”) who are either participants in the Plan or are the designated beneficiary for any benefits payable under the Plan in the event of the death of an individual who is a participant in the Plan;

WHEREAS, it is the intention of the Company to establish, upon a Change in Control as defined in Section 1(c) of the Plan (a “Change in Control”), this trust (the “Trust”) and to contribute assets to the Trust that shall be held therein, subject to the claims of the Company’s general creditors in the event of the Company’s Insolvency, as defined in Section 3(a) hereof, until paid to Beneficiaries of this Trust in such manner and at such times as specified in the Plan;

WHEREAS, it is the intention of the parties hereto that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as being unfunded for purposes of Title I of the Employee Retirement Income Security Act of 1974; and

WHEREAS, it is the intention of the Company to make contributions to the Trust following a Change in Control to enable the Trust to fully fund its liabilities under the Plan.

NOW, THEREFORE, the parties do hereby establish this Trust and agree that the Trust shall be established and administered as set forth herein:

1.             Establishment of Trust

(a)           Upon a Change in Control, the Company shall, as soon as possible but in no event later than ten business days after the Change in Control, make an irrevocable contribution to this Trust in an amount that is projected to provide the Trust with sufficient liquid assets (meaning assets readily convertible into cash) to pay (i) each Beneficiary the benefits to which he or she is entitled pursuant to the Plan as in effect on the date of the Change in Control, and (ii) all fees associated with maintaining the Trust for the maximum period over which Beneficiaries are reasonably expected to be receiving payments from the Trust.  Any amendment to the Plan’s definition of Change in Control shall be deemed to apply with equal force, effect, and timing to the definition of Change in Control for purposes of this Trust, except that a modification that does or may adversely affect a Beneficiary shall be ineffectual as to the Beneficiary unless he or she consents in writing to be bound by the modification.

(b)           Within 75 days following each December 31st after a Change in Control occurs, the Company shall, if the Trustee deems necessary, be required to irrevocably deposit additional cash or other liquid assets to the Trust in an amount sufficient to pay each Beneficiary the benefits to which he or she is entitled pursuant to the Plan.  The Trustee shall have the right to monitor, enforce and/or collect any amounts due and owing from the Company or to give notice of any default in the payment of benefits to Participants.

(c)           The Trust hereby established shall be irrevocable.

(d)           The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.

(e)           The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company, and shall be used exclusively for the uses and purposes of Beneficiaries and general creditors as herein set forth.  Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any Trust assets.  Any rights created under the Plan and this Trust Agreement shall be unsecured contractual rights of the Beneficiaries, as provided for in this Trust Agreement.  Any assets held by the Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

2.             Payments to Beneficiaries

(a)           Upon a Change in Control, the Company shall, as soon as possible but in no event later than ten business days after the Change in Control, deliver to the Trustee a schedule (the “Payment Schedule”) which reflects the benefits payable with respect to each Beneficiary on account of the Change in Control.  Except as otherwise provided herein, the Trustee shall make payments to Beneficiaries in accordance with such Payment Schedule.  The Trustee shall make provisions for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld, and paid by the Company.

(b)           The entitlement of a Beneficiary to benefits under the Plan shall be determined by the Company or such party as may be designated under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set forth in the Plan.

(c)           The Company may make payment of benefits directly to Beneficiaries as such benefits become due under the terms of the Plan.  The Company shall notify the Trustee of its decision to make such payment of benefits prior to the time benefits are payable to Beneficiaries.  In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Company shall make the balance of each such payment as due.  The Trustee shall notify the Company when existing principal and earnings are insufficient under the Payment Schedule.

(d)           The Trustee shall make distributions from the Trust in a manner reasonably intended to provide each Beneficiary with all of his or her benefits payable under the Plan.

3.                                      Trustee Responsibility Regarding Payments to Trust Beneficiary When the Company Is Insolvent

(a)           The Trustee shall cease payment of benefits to Beneficiaries if the Company is Insolvent.  The Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Company is unable to pay its debts when the same become due, or (ii) the Company files a voluntary petition under Chapter 11 of the Federal Bankruptcy Code, or (iii) an involuntary petition under Chapter 11 of the Federal Bankruptcy Code is filed with respect to the Company.

(b)           At all times during the existence of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

(c)           The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Company’s Insolvency.  If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Beneficiaries.

(i)         Unless the Trustee has actual knowledge of the Company’s Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent.  The Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company’s solvency.

(ii)        If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to Beneficiaries, shall liquidate the Trust’s investment, if any, in common stock (“Common Stock”) of the Company, and shall hold the assets of the Trust for the benefit of the Company’s general creditors.  Nothing in this Trust Agreement shall in any way diminish any rights of Beneficiaries as general creditors of the Company with respect to benefits due under the Plan or otherwise.

(iii)       The Trustee shall resume the payment of benefits to Beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent or is no longer Insolvent.

(d)           If the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(a) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Beneficiaries under the terms of the Plan for the period of such discontinuance, provided that there are sufficient assets to make such payments.  The aggregate amount of any payments to Beneficiaries by the Company, in lieu of the payments provided for hereunder during any such period of discontinuance, shall be deducted from any payments made by the Trustee hereunder.

4.             Payments to the Company

After the Trust has become irrevocable, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to Beneficiaries pursuant to the terms of the Plan, except as provided for in Section 3 hereof.

5.             Investment Authority

(a)           The Trustee shall have the sole discretion as to the investment of Trust assets, provided that the Trustee shall invest Trust assets in a manner reasonably anticipated to provide the Trust with assets sufficient to fund the Company’s obligations under the Plan.

(b)           All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or through Beneficiaries.  The Company shall have the continuing obligation to substitute liquid assets of equal fair market value for any illiquid assets held by the Trust, and the Trustee shall have full authority to convert any illiquid assets into liquid assets.

6.             Disposition of Income

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be reinvested.

7.             Accounting by Trustee

The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements of all transactions, including such specific records as shall be agreed upon in writing between the Company and the Trustee.  Within 75 days following each December 31 after the execution of this Agreement, and within 20 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, reflecting all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable recorded separately), and reflecting all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as applicable.

8.             Responsibility of Trustee

(a)           The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like objectives, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Plan or this Trust Agreement and is given in writing by the Company.  In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b)           If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify the Trustee against Trustee’s costs, expense and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments, except in those cases where the Trustee shall have been found by a court of competent jurisdiction to have acted with negligence or willful misconduct.  If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

(c)           The Trustee may consult with legal counsel with respect to any of its duties or obligations hereunder.

(d)           The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(e)           The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(f)            Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that may accord the Trust the authority to engage in a business and to receive the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

9.             Compensation and Expenses of Trustee

The Company shall pay all administrative expenses and the Trustee’s fees and expenses relating to the Plan and this Trust.  If not so paid, the fees and expenses shall be paid from the Trust.

10.          Resignation and Removal of Trustee

The Trustee may resign at any time by written notice to the Company, which resignation shall be effective 30 days after the Company receives such notice (unless the Company and the Trustee agree otherwise).  The Trustee may be removed by the Company on 30 days notice, or upon shorter notice accepted by the Trustee; provided that if such removal occurs on or after a Change in

Control, or within 90 days beforehand, the removal will be ineffective unless it is done with the written consent of Beneficiaries who are entitled to at least 75% of the Trust’s assets.

If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date or resignation or removal under this section.  If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions.  All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.  Upon resignation or removal of the Trustee and appointment of a Successor Trustee, all assets shall subsequently be transferred to the Successor Trustee.  The transfer shall be completed within 60 days after receipt of a notice of resignation, removal or transfer, unless the Company extends the time for such transfer.

11.          Appointment of Successor

If the Trustee resigns or is removed in accordance with Section 10 hereof, the Company may appoint any other party as a successor to replace the Trustee upon such resignation or removal.  The appointment shall be effective when accepted in writing by the new trustee, who shall have all of the rights and powers of the former trustee, including ownership rights in the Trust assets.  The former trustee shall execute any instrument necessary or reasonably requested by the Company or the Successor Trustee to evidence the transfer.  Notwithstanding the foregoing, if the Trustee resigns or is removed in connection with or following a Change in Control, the Trustee that has resigned or is being removed shall appoint as its successor a third party financial institution that has trust powers, is independent of and unrelated to the Company, its affiliates, or their successors, and is agreed to in writing by Beneficiaries who are entitled to at least 75% of the Trust’s assets.

A Successor Trustee need not examine the records and acts of any prior trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof.  The Successor Trustee shall not be responsible for, and the Company shall indemnify and defend the Successor Trustee from, any claim or liability resulting from any action or inaction of any prior trustee or from any other past event, or any condition existing at the time it becomes Successor Trustee.

12.          Amendment or Termination

(a)           This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company, provided that no such amendment shall either conflict with the terms of the Plan.

(b)           Notwithstanding subsection (a) hereof, the provisions of this Trust Agreement and the Trust created thereby may not be amended, within six months before or at any time on or after a Change in Control occurs, without the written consent of Beneficiaries who are entitled to at least 75% of the Trust’s assets.

(c)           The Trust shall not terminate until the date on which no Beneficiary is entitled to benefits pursuant to the terms hereof or of the Plan.  Upon termination of the Trust, the Trustee shall return any assets remaining in the Trust to the Company.

(d)           The Company may terminate this Trust prior to the payment of all benefits under the Plan only upon written approval of all Beneficiaries entitled to payment of such benefits.

13.          Miscellaneous

(a)           Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b)           Benefits payable to Beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process, except pursuant to the terms of the Plan and this Trust Agreement.

(c)           This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the principles of conflicts of laws.

(d)           The Trustee agrees to be bound by the terms of the Plan, as in effect from time to time.

14.          Effective Date

The Effective Date of this Trust Agreement shall be the date referenced in the Preamble.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Trust Agreement to be executed, and its corporate seal affixed, and the Trustee has executed this Trust Agreement, on the date referenced in the Preamble.

Witnessed by:	SRS LABS, INC.
By
Its
Witnessed by:	TRUSTEE